                                                                    EXHIBIT 4.22

                        [LETTERHEAD OF SOUTHTRUST BANK]


March 26, 2001

Mr. Morris E. Van Asperen
CFO
Color Imaging, Inc.
4350 Peachtree Industrial Blvd.
Suite 100
Norcross, Georgia 30071


RE: Loan and Security Agreement (the "Loan Agreement") dated as of May 5, 2000, as amended, among South Trust Bank ("Lender") and collectively as "Borrower", Color Image, Inc., Color Imaging, Inc., Logical Imaging Solutions, Inc. and Alorex Corp.

Dear Van:

Please refer to the above reference Loan Agreement. All capitalized terms used herein shall have the same meanings as set forth in the Loan Agreement.

Borrower has requested Lender to waive the right to exercise Lenders remedies under the Loan Documents in regard to Borrower's violation of certain financial covenants contained in Article VI of the loan Agreement for the fiscal period ending December 31, 2000.

Lender, subject to the terms of this letter, agrees to waive the right to exercise its remedies solely for the following covenant defaults (collectively, the "Specified Defaults" occurring as of December 31, 2000:

1. Breach of Financial Covenant to maintain a minimum Fixed Charge Ratio of 1.20:1; and

2. Breach of Financial Covenant to maintain a maximum ratio of Funded Debt to EBITDA of not more than 4.0:1; and

3.  Breach of Financial Covenant to a Minimum Tangible Net Worth of $4,100,000;
    and

4. Breach of Financial Covenant not to exceed Capital Expenditures purchases of $1,600,000 for the fiscal year.

Except to the extent set forth herein, the Loan Agreement together with all other documents

Color Imaging, Inc.
Financial Covenant Waiver
March 26, 2001



remain in full force and effect without amendment or waiver. Further, this waiver constitutes a waiver of the specific violations and dates listed herein and does not constitute a waiver of any future violations of the Loan Agreement. The bank retains and remedies under the loan documents with respect to any future defaults. In consideration of the foregoing, Borrower shall pay lender a fee of $10,000.


/s/ William H. Kilburg
------------------------
William H. Kilburg
Group Vice President

                    [LOGO] Logo of SouthTrust Bank, N.A.